                                                                Exhibit 4.1









                            BJ SERVICES COMPANY,

                         as Surviving Corporation,

                                    and

                       HARRIS TRUST AND SAVINGS BANK,

                                 as Trustee



                        FIRST SUPPLEMENTAL INDENTURE

                         Dated as of April 13, 1995



                                $90,000,000


                 7-1/4% Convertible Subordinated Debentures
                            due January 15, 2015

            FIRST SUPPLEMENTAL INDENTURE, dated as of April 13, 1995, between BJ SERVICES COMPANY, a Delaware corporation ("BJ"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (the "Trustee").

            WHEREAS, The Western Company of North America, a Delaware corporation (the "Company") and the Trustee are parties to an Indenture dated as of January 15, 1990 (the "Indenture"), pursuant to which the Company issued its 7-1/4% Convertible Subordinated Debentures due January 15, 2015 (the "Debentures");

            WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 17, 1994 among BJ, WCNA Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of BJ, and the Company, as amended as of March 7, 1995, pursuant to which the Company is to be merged with and into BJ with BJ being the surviving corporation (the "Merger") in compliance with Section 5.1 of the Indenture;

            WHEREAS, Sections 9.1 and 10.15 of the Indenture provide, among other things, that BJ and the Trustee may, without the consent of the Holders of the outstanding Debentures, execute a supplemental indenture to comply with Sections 5.1 and 10.15 of the Indenture; and

            WHEREAS, the execution and delivery of this instrument has been duly authorized, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

            NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders, as follows:


                                 ARTICLE I

                         ASSUMPTION AND SECURITIES

            Section 1.1. BJ hereby assumes all of the obligations of the Company under the Debentures and the Indenture.

            Section 1.2. Debentures delivered on or after the date hereof shall, if BJ shall so determine, be modified so as to conform to the Indenture as hereby supplemented, in a form satisfactory to the Trustee, including, without limitation, by means of a notation stamped or typewritten thereon; provided, however, that the failure to so modify any Debenture shall not affect any rights of the Holders.

                                 ARTICLE II

                                 CONVERSION

            Pursuant to Section 10.15 of the Indenture, as supplemented hereby pursuant to Section 9.1 of the Indenture, the Holder of a Debenture may convert such Debenture into the kind and amount of securities and cash that such Holder would have owned immediately after the Merger if such Holder had converted its Debenture immediately before the effective date of the Merger and such Holder had made the Stock Election (as defined in the Merger Agreement) with respect to 50% of such Holder's Debentures and the Cash Election (as defined in the Merger Agreement) with respect to the remaining 50% of such Holder's Debentures, without regard to any proration that may take place pursuant to Section 3.3 of the Merger Agreement.


                                ARTICLE III

                               MISCELLANEOUS

            Section 3.1. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

            Section 3.2. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.

            Section 3.3. Each of BJ and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended by this First Supplemental Indenture.

            Section 3.4. All agreements of BJ in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind it successors.

            Section 3.5. In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

            Section 3.6. Nothing in this First Supplemental Indenture express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Debentures, any benefit or any legal or equitable right, remedy or claim under the Indenture or Debentures.

            Section 3.7. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

            Section 3.8. THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE.

            Section 3.9. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



                                    HARRIS TRUST AND SAVINGS BANK,
                                    as Trustee


[CORPORATE SEAL]                    By  /s/ K. Richardson
                                      Name: K. Richardson
                                      Title: Trust Officer


Attest:


By /s/ R. Foltz
  Name: R. Foltz
  Title: Assistant Secretary


                                    BJ SERVICES COMPANY


[CORPORATE SEAL]                    By /s/ Michael McShane
                                      Name: Michael McShane
                                      Title: Vice President - Finance &
                                             Chief Financial Officer

Attest:


By /s/ Matthew D. Fitzgerald
  Name: Matthew D. Fitzgerald
  Title: Assistant Secretary